SE Global Equities Corp. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America
OTCBB: SEGB	DATE: July 21, 2005

SE Global & Sun Media to Proceed with New Transaction

Diamond Bar, Calif., July 21, 2005 - SE Global Equities Corp. (OTCBB: SEGB) ("SEG") reports that a new transaction has been structured between SE Global Equities Corp and China based Sun Media Investment Holdings Limited ("SMIH").

Due to the nature of the original transaction and the extensive time and due diligence required, both SEG and SMIH have agreed to put the original transaction previously announced on January 7th, 2005 on hold.  SEG has agreed to acquire a newly formed subsidiary company of Sun Media called Sun New Media Group Limited ("SNMG").  Sun New Media Group holds the program distribution and licensing rights to all the programs produced and owned by SMIH and certain subsidiaries. The program distribution rights include a number of highly popular television programs aired in China such as Yang Lan One on One, C'est La Vie Daily, 66 Places of a Lifetime, and Olympic & Me, among others.  SNMG also owns other distribution rights in digital and electronic publishing format using Internet and mobile phone as delivery channels.

 According to the share exchange agreement, SEG will undergo a 1 share for 2 shares reverse split, and issue 55 million post-consolidated shares to SMIH and parties in exchange for 100% ownership of SNMG.  SMIH will guarantee a profit of no less then US $3 million within the following fiscal year after the closing of this transaction.  Any short fall on the net income will be assumed and compensated by SMIH.  A pro-forma income statement and balance sheet will be incorporated into a new submission of Form 14A and Form 8-K to be filed with the Securities and Exchange Commission.  An EGM will be held for a proxy vote after which both parties will proceed with the final closing of the transaction.

 "Our companies are now able to proceed with this transaction in a much more efficient and timely manner given the nature and value of the assets of Sun New Media Group limited.  We believe this is the first step in an exciting new direction for SE Global and its stockholders," commented Toby Chu, Chairman and CEO of SE Global Equities Corp.

 "We look forward to completing this initial transaction and commencing with our merger and acquisition plans in China and North America immediately following the merger," commented Dr. Bruno Wu, Executive Chairman of Sun Media Investment Holdings Limited.

The final closing of this transaction will be subject to receipt of all regulatory approvals, which may be required.

About Sun Media

Sun Media Investment Limited is an investment group focusing on growth opportunities in media markets in Asia, particularly Greater China. SMIH works to add value by creating and sustaining branded content platforms, which it can leverage across many different forms of media. Today, SMIH is one of the largest privately owned media groups in China in terms of net assets value and profitability. SMIH has activities in six strategic areas: television, news media, publishing, education, advertising and sports.  In all, SMIH has direct interests in 11 media companies, through which it holds shares in more than 30 media operations, controlling no less than 60 media brands in 9 countries and 15 cities.  To view a recent corporate video on Sun Media Investment Holdings visit: www.cag-global.com/newflash/sun.html .

 For more information visit the company's website at www.SEGlobal.com

SE Global Equities Corp.

 "Toby Chu"

Toby Chu

Chairman & C.E.O.

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: investor@SEGlobal.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" "plan" "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.